Exhibit 10.26 ***TEXT OMITTED AND FILED SEPARATELY CONFIDENTIAL TREATMENT REQUESTED
                                            UNDER 17 C.F.R. SECTIONS
                                            200.80(B)(4), 200.83 AND 240.24B-2


            SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT


                       ELAN PHARMA INTERNATIONAL LIMITED



                       ELAN INTERNATIONAL SERVICES, LTD.



                                      AND



                        SHEFFIELD PHARMACEUTICALS, INC.



                                      AND



                             SHEFFIELD NEWCO, LTD.

                                     INDEX


CLAUSE 1         DEFINITIONS

CLAUSE 2         NEWCO'S BUSINESS

CLAUSE 3         REPRESENTATIONS AND WARRANTIES

CLAUSE 4         AUTHORIZATION AND CLOSING

CLAUSE 5         DIRECTORS; MANAGEMENT AND R&D COMMITTEES

CLAUSE 6         THE BUSINESS PLAN AND REVIEWS

CLAUSE 7         RESEARCH AND DEVELOPMENT

CLAUSE 8         COMMERCIALIZATION

CLAUSE 9         SUBLICENSE AND ASSIGNMENT RIGHTS

CLAUSE 10        OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS/NONCOMPETITION

CLAUSE 11        INTELLECTUAL PROPERTY RIGHTS

CLAUSE 12        CROSS LICENSING/EXPLOITATION OF PRODUCTS OUTSIDE FIELD

CLAUSE 13        REGULATORY

CLAUSE 14        MANUFACTURING

CLAUSE 15        TECHNICAL SERVICES AND ASSISTANCE

CLAUSE 16        AUDITORS, BANKERS, REGISTERED OFFICE, ACCOUNTING REFERENCE
                 DATE; SECRETARY; COUNSEL

CLAUSE 17        TRANSFER OF SHARES; RIGHTS OF FIRST OFFER; TAG ALONG RIGHTS

CLAUSE 18        MATTERS REQUIRING PARTICIPANTS' APPROVAL

CLAUSE 19        DISPUTES

CLAUSE 20        TERMINATION

CLAUSE 21        SHARE RIGHTS

CLAUSE 22        CONFIDENTIALITY

CLAUSE 23        COSTS

CLAUSE 24        GENERAL

THIS SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT made this 18th day of October, 1999

BETWEEN:

(1) ELAN PHARMA INTERNATIONAL LIMITED, a public limited company incorporated under the laws of Ireland, and having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland ("EPIL")

(2) ELAN INTERNATIONAL SERVICES, LTD., a private limited company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("EIS");

(3) SHEFFIELD PHARMACEUTICALS, INC. a corporation duly incorporated and validly existing under the laws of Delaware and having its principal place of business at 425 South Woodsmill Road, Suite 270, St. Louis, MO 63017, United States of America; and

(4) SHEFFIELD NEWCO, LTD., a private limited company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("Newco").


RECITALS:

A. Newco desires to issue and sell to the Stockholders (as defined below), and the Stockholders desire to purchase from Newco, for aggregate consideration of $7,500,000 apportioned between them as set forth herein, 12,000 ordinary shares of Newco's common stock, par value $1.00 per share (the "Common Stock"), allocated to Sheffield. Additionally, Newco desires to issue and sell to the Stockholders, and the Stockholders desire to purchase from Newco, for aggregate consideration of $7,500,000, apportioned between them as set forth herein, 12,000 shares of Newco's preferred stock, par value $1.00 per share (the "Preferred Stock"), allocated 7,224 shares to Sheffield for aggregate consideration of $4,515,000 and 4,776 shares to EIS for aggregate consideration of $2,985,000.

B. As of the date hereof, EPIL has entered into a license agreement with Newco, and Sheffield has entered into a license agreement with Newco, in connection with the license to Newco of the Elan Intellectual Property and the Sheffield Intellectual Property, respectively (each as defined below).

C. Elan and Sheffield have agreed to co-operate in the research, development and commercialization of the Products (as defined below) based on their respective technologies.

D. Elan and Sheffield have agreed to enter into this Agreement for the purpose of recording the terms and conditions regulating their relationship with each other, with respect to the Licensed Technologies and with Newco.


NOW IT IS HEREBY AGREED AS FOLLOWS:

                                   CLAUSE 1

                                  DEFINITIONS

1.1 In this Agreement, the following terms shall, where not inconsistent with the context, have the following meanings respectively. "Affiliate" shall mean any corporation or entity controlling, controlled or under the common control of Elan or Sheffield, as the case may be. For the purpose of this definition, "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors. Newco is not an Affiliate of Elan or EIS.

     "Agreement" shall mean this agreement (which expression shall be deemed to include the Recitals and the Schedules hereto).

     "Board" shall mean the board of directors of Newco.

     "Business" shall mean the business specified in the Business Plan.

     "Business Plan" shall mean the business plan and program of development to be agreed by Elan and Sheffield pursuant to Clause 6 that shall contain, among other things, to the extent practicable, the research and development objectives, desired Product specifications, clinical indications, preliminary clinical trial designs (Phase I/II), development timelines, budgeted costs and the relative responsibilities of Sheffield and Elan as it relates to the implementation of the R&D Plan.

     "Certificate of Designations" shall mean that certain certificate of designations, preferences and rights of the Series D Preferred Stock issued on the Closing Date.

     "Closing Date" shall mean the date upon which the Transaction Documents are executed and delivered by the Parties and the transactions effected thereby are closed.

     "Combined Fields" shall mean Field A, Field B and Field C.

     "Common Stock Equivalents" shall mean any options, warrants, rights or any other securities convertible, exercisable or exchangeable, in whole or in part, for or into Common Stock.

     "Compounds" shall mean the Field A Compound, the Field B Compound and/or the Field C Compound.

     "Directors" shall mean, at any time, the directors of Newco.

     "Dividend Notes" shall mean promissory notes issued by Sheffield to holders of Series D Preferred Stock as payment for dividends pursuant to the Certificate of Designations.

     "EIS Director" has the meaning set forth in Clause 5.

     "Elan" shall mean EPIL and Affiliates and includes EIS and subsidiaries of Elan Corporation, Plc. within the division of Elan Corporation, Plc. carrying on business as Elan Pharmaceutical Technologies but shall not include Affiliates and subsidiaries (present or future) of Elan Corporation Plc within the division of Elan Corporation, Plc carrying on business as Elan Pharmaceuticals which incorporates, inter alia, Targon Corporation, Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc., Elan Diagnostics, Carnrick Laboratories, and Elan Europe Limited. "Elan Improvements" shall mean improvements relating to the Elan Patents and/or the Elan Know-How, developed (i) by Elan whether or not pursuant to the Project, (ii) by Newco or Sheffield or by a third party (under contract with Newco) whether or not pursuant to the Project, and/or (iii) jointly by any combination of Elan, Sheffield or Newco pursuant to the Project, except as limited by agreements with third Parties. Subject to third party agreements, Elan Improvements shall constitute part of Elan Intellectual Property and be included in the license of the Elan Intellectual Property pursuant to Clause 2.1 of the Elan License Agreement solely for the purposes set forth therein. If the inclusion of an Elan Improvement in the license of Elan Intellectual Property is restricted or limited by a third party agreement, Elan shall use reasonable commercial efforts to minimize any such restriction or limitation.

     "Elan Intellectual Property" shall mean the Elan Know-How, the Elan Patents and the Elan Improvements. For the avoidance of doubt, Elan Intellectual Property shall exclude (i) Elan's patent rights and know-how relating to protein or peptide agents or peptodomimetics, derivatives or analogs thereof, designed to target a pharmaceutically active agent to a certain site or sites in the body (targeting technology) and (ii) inventions, patents and know-how owned, licensed or controlled by Axogen Limited and Neuralab Limited, and by all Affiliates and subsidiaries (present or future) of Elan Corporation, Plc. carrying on business as Elan Pharmaceuticals which incorporates, inter alia, Targon Corporation, Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc., Elan Diagnostics, Carnrick Laboratories, and Elan Europe Limited.

     "Elan Know-How" shall mean any and all rights owned, licensed or controlled by Elan to any discovery, invention (whether patentable or not), know-how, substances, data, techniques, processes, systems, formulations and designs relating to Nanocrystal(TM) Technology.

     "Elan License Agreement" shall mean the license agreement between Elan and Newco, of even date herewith, attached hereto in Schedule 1.

     "Elan Patents" shall mean any and all rights under any and all patents applications and/or patents, now existing, currently pending or hereafter filed or obtained by Elan relating to Nanocrystal(TM) Technology as set forth in Schedule 1 of the Elan License Agreement, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

     "Encumbrance" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature.

     "EPIL Patents" shall mean the Elan Patents owned by EPIL.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Note" shall mean promissory notes issued by Sheffield to holders of the Series D Preferred Stock in exchange for share of Series D Preferred Stock pursuant to the Certificate of Designations.

     "Exchange Right" shall mean the Equity Exchange Right (as such term is defined in the Certificate of Designations in effect on the date hereof.)

     "Field A" shall mean the topical pulmonary delivery of Formulations of the Field A Compound by means of the Field A Device.

     "Field B" shall mean the topical pulmonary delivery of Formulations of the Field B Compound by means of the Field B Device.

     "Field C" shall mean the topical pulmonary delivery of Formulations of the Field C Compound by means of the Field C Device.

     "Field A Device" shall mean a third party table top unit dose nebulizer having a reservoir capable of holding a unit dose (a device and a compressor to nebulize a unit dose shall be deemed a device), which is a device having any one the following characteristics:

     (i)    [REDACTED]

     (ii)   [REDACTED]

     (iii)  [REDACTED]

     (iv)  [REDACTED]

     (v)   [REDACTED]

     For the avoidance of doubt, Field A Device does not include [REDACTED] "Field B Device" shall mean the Aerosol Drug Delivery System ("ADDS"), owned by Systemic Pulmonary Delivery Limited and exclusively licensed to Sheffield for topical pulmonary applications.

     "Field C Device" shall mean the handheld multi-dose nebulizer ("MSI") which was licensed exclusively by Siemens to Sheffield pursuant to the Siemens Agreements and which was subsequently sub-licensed by Sheffield to Zambon (on an exclusive basis for delivery of various medicines for humans in treating respiratory disease and/or other lung diseases including, but not limited to, anti-infectives) provided that Newco, through the Management Committee, is successful in obtaining a sub-license from Zambon to Newco enabling the development and use of the Field C Compounds for use with a Field C Device, as described in more detail in Clause 2.2 of the Elan License.

     "Field A Compound" shall mean [REDACTED.]

     "Field B Compound" shall mean [REDACTED] for therapeutic use to be nominated by the Management Committee pursuant to Clause 2.3, and with reference to Clause 2.3, any Substitute Field B Compound.

     "Field C Compound" shall mean [REDACTED] and with reference to Clause 2.4, any Substitute Field C Compound and/or any Additional Field C Compound".

     "Field A Products" shall mean Formulations of the Field A Compound delivered by means of any Field A Device in Field A.

     "Field B Products" shall mean Formulations of the Field B Compound delivered by means of the Field B Device in Field B.

     "Field C Products" shall mean Formulations of the Field C Compound delivered by means of the Field C Device in Field C.

     "Financial Year" shall mean each year commencing on January 1 (or in the case of the first Financial Year, the date hereof) and expiring on December 31 of each year.

     "Formulations" shall mean Nanocrystal(TM) Technology formulations of Compounds for use in Field A, Field B or Field C, as applicable.

     "Fully Diluted Common Stock" shall mean all of the issued and outstanding Common Stock, assuming the conversion, exercise or exchange of all outstanding Common Stock Equivalents.

     "Funding Agreement" shall mean the Funding Agreement, dated as of the date hereof, between EIS and Sheffield.

     "License Agreements" shall mean the Elan License Agreement and the Sheffield License Agreement.

     "Licensed Technologies" shall mean, collectively, the Elan Intellectual Property and the Sheffield Intellectual Property.

     "Nanocrystal(TM) Technology" shall mean the Elan proprietary technology directed to nanoparticulate formulations of compounds used in the manufacturing and/or formulation process, and methods of making the same.

     "Newco By-Laws" shall mean the By-Laws of Newco.

     "Newco Intellectual Property" shall mean all rights to patents, know-how and other intellectual property arising out of the conduct of the Project by any person, including any technology acquired by Newco from a third party, that does not constitute Elan Intellectual Property or Sheffield Intellectual Property.

     "Newco Patents" shall mean any and all patents now existing, currently pending or hereafter filed or obtained relating to the Newco Intellectual Property, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

     "Participant" shall mean Sheffield or Elan, as the case may be, and "Participants" shall mean both Sheffield and Elan together as the context requires.

     "Party" shall mean Elan, Sheffield, or Newco, as the case may be, and "Parties" shall mean all three together.

     "Permitted Transferee" shall mean any Affiliate or subsidiary of Elan, EIS or Sheffield, to whom this Agreement may be assigned, in whole or in part, pursuant to the terms hereof or in the case of Elan/EIS, a special purpose financing entity created by Elan or EIS provided such are not competitors of Sheffield.

     "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or authority or other entity of whatever nature.

     "Products" shall mean the Field A Products, the Field B Products and/or the Field C Products.

     "Project" shall mean all activities as undertaken by or on behalf of Newco in order to develop the Products.

     "Registration Rights Agreements" shall mean the Registration Rights Agreements of even date herewith relating to the common shares and the common stock of Newco and Sheffield, respectively.

     "Regulatory Application" shall mean any regulatory application or any other application for marketing approval for a Product, which Newco will file in any country of the Territory, including any supplements or amendments thereto.

     "Regulatory Approval" shall mean the final approval to market a Product in any country of the Territory, and any other approval which is required to launch the Product in the normal course of business.

     "Research and Development Term" shall refer to the period of time from the date hereof until the third anniversary of the date hereof.

     "RHA" shall mean any relevant government health authority (or successor agency thereof) in any country of the Territory whose approval is necessary to market a Product in the relevant country of the Territory.

     "R&D Program" shall mean any research and development program commenced by Newco pursuant to the Project.

     "R&D Plan" shall mean the program of work, including the budget, agreed by the Management Committee as part of the Business Plan that relates to the formulation, biopharmaceutical and clinical development of the Products and such further research and development work as may be agreed by the Management Committee from time to time.

     "Securities Act" shall mean the United States Securities Act of 1933, as amended.

     "Series D Preferred Stock" shall mean the Series D Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share, of Sheffield.

     "Shares" shall mean the shares of Common Stock and the shares of Preferred Stock issued or issuable (directly or upon conversion) to the Participants pursuant to this Agreement or the Newco Bye-Laws.

     "Sheffield" shall mean Sheffield Pharmaceuticals, Inc and its Affiliates.

     "Sheffield Devices" shall mean the Field B Device and the Field C Device.

         "Sheffield Directors" has the meaning set forth in Clause 5.

         "Sheffield Improvements" shall mean improvements relating to the Sheffield Patents and/or the Sheffield Know-How, developed (i) by Sheffield whether or not pursuant to the Project, (ii) by Newco or Elan or by a third party (under contract with Newco) whether or not pursuant to the Project, and/or (iii) jointly by any combination of Sheffield, Elan or Newco pursuant to the Project, except as limited by agreements with third Parties.

         Subject to third party agreements, Sheffield Improvements shall constitute part of Sheffield Intellectual Property and be included in the license of the Sheffield Intellectual Property pursuant to Clause
         2.1 of the Sheffield License solely for the purposes set forth therein. If the inclusion of a Sheffield Improvement in the license of Sheffield Intellectual Property is restricted or limited by a third party agreement, Sheffield shall use reasonable commercial efforts to minimize any such restriction or limitation.

         "Sheffield Intellectual Property" shall mean the Sheffield Know-How, the Sheffield Patents and the Sheffield Improvements.

         "Sheffield Know-How" shall mean any and all rights owned, licensed or controlled by Sheffield to any discovery, invention (whether patentable or not), know-how, substances, data, techniques, processes, systems, formulations and designs relating exclusively to the Sheffield Devices.

         "Sheffield License Agreement" shall mean the license agreement between Sheffield and Newco, of even date herewith, attached hereto in Schedule 2.

         "Sheffield Patents" shall mean any and all rights under any and all patents applications and/or patents, now existing, currently pending or hereafter filed or obtained by Sheffield relating to the Sheffield Devices and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

         "Sheffield Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement, of even date herewith, by and between Sheffield and EIS.

         "Siemens" shall mean Siemens Aktiengesellschaft.

         "Siemens Agreements" shall mean the License Agreement (as amended) dated 21 March 1997 and the Basic Supply Agreement dated 21 March 1997, both between Sheffield Medical Technologies Inc. and Siemens Aktiengesellschaft.

         "Stockholder" shall mean any of EIS, Sheffield, any Permitted Transferee or any other Person who subsequently becomes bound by this Agreement as a holder of the Shares, and

         "Stockholders" shall mean all of the Stockholders together.

         "Subsidiary" shall mean any company that is a subsidiary of Newco within the meaning of applicable laws.

         "Technological Competitor of Elan" shall mean a company, corporation or person listed in Schedule 3 and successors thereof or any additional broad-based technological competitor of Elan added to such Schedule 3 from time to time upon mutual agreement of the Parties

         "Technological Competitor of Sheffield" shall mean a company, corporation or person listed in Schedule 4 and successors thereof or any additional broad-based technological competitor of Sheffield added to such Schedule 4 from time to time upon mutual agreement of the Parties.

         "Term" shall mean the term of this Agreement.

         "Territory" shall mean all of the countries of the world.

         "Transaction Documents" shall mean this Agreement, the Funding Agreement, the Elan License Agreement, the Sheffield License Agreement, the Sheffield Securities Purchase Agreement, the Exchange Notes, the Dividend Notes, the Registration Rights Agreements, the Certificate of Designations and associated documentation of even date herewith, by and between Sheffield, Elan, EIS and Newco, as applicable.

         "United States Dollar" and "US$" and "$" shall mean the lawful currency of the United States of America.

         "Zambon" shall mean Inpharzam International, S.A..

         "Zambon Agreement" shall mean the agreement dated June 15, 1998 between Sheffield and Zambon.

1.2 In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below.

         Definition                           Clause

         "AAA"                                20.6
         "Buyout Option"                      20.4
         "Closing"                            4.3
         "Common Stock"                       Recital
         "Confidential Information"           22.1
         "Co-sale Notice"                     17.4
         "Expert"                             19.3
         "Management Committee"               5.2.1
         "Notice of Exercise"                 17.3
         "Notice of Intention"                17.3

         "Offered Shares"                     17.3
         "Offer Price"                        17.3
         "Preferred Stock"                    Recital
         "Proposing Participant"              20.4
         "Proposing Participant Price"        20.6
         "Purchase Price"                     20.6
         "R&D Committee"                      5.2.3
         "Recipient Participant"              20.4
         "Recipient Participant Price"        20.6
         "Remaining Stockholders"             17.4
         "Relevant Event"                     20.2
         "Selling Stockholder"                17.3
         "Tag-Along Right"                    17.4
         "Transaction Proposal"               17.3
         "Transfer"                           17.1
         "Transferee Terms"                   17.4
         "Transferring Stockholder"           17.4

1.3      Words importing the singular shall include the plural and vice versa.

1.4 Unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement.

1.5 Reference to a statute or statutory provision includes a reference to it as from time to time amended, extended or re-enacted.

1.6 The headings in this Agreement are inserted for convenience only and do not affect its construction.

1.7 Unless the context or subject otherwise requires, references to words in one gender include references to the other genders.

1.8 Capitalized terms used but not defined herein shall have the meanings ascribed in the Transaction Documents, if defined therein.

                                    CLAUSE 2

                                    BUSINESS

2.1 This Agreement shall regulate the business of the development, testing, registration, manufacture, commercialization and licensing of Products in the Territory and to achieve the other objectives set out in this Agreement. The focus of the Business will be to develop the Products in the Combined Fields (subject to the provisions outlined in Clause 2.3 and Clause 2.4 of this

         Agreement and Clause 1 of the Funding Agreement) using the Elan Intellectual Property, the Sheffield Intellectual Property and the Newco Intellectual Property to agreed upon specifications and timelines.

2.2 The central management and control of Newco shall be exercised in Bermuda and shall be vested in the Directors and such Persons as they may delegate the exercise of their powers in accordance with the Newco By-Laws. The Stockholders shall use their best endeavors to ensure that to the extent required pursuant to the laws of Bermuda, and to ensure the sole residence of Newco in Bermuda, all meetings of the Directors are held in Bermuda or other jurisdictions outside the United States and generally to ensure that Newco is treated as resident for taxation purposes in Bermuda.

2.3      Nomination procedures in Field B

         The Management Committee shall nominate the Field B Compound as soon as practicable following the Effective Date provided that the Management Committee shall in no circumstances be entitled to nominate [REDACTED] as the Field B Compound without the prior consent in writing of Elan. Upon nomination of the Field B Compound, the R&D Committee shall carry out, or have carried out on its behalf by a third party agreed by the R&D Committee, a feasibility study ("Field B Feasibility Study") to determine the feasibility of the Field B Compound initially nominated for an R&D Program in Field B.

         Subject to Clause 6.3 and Clause 1 of the Funding Agreement, if the Management Committee is satisfied with the results of the Field B Feasibility Study, the Management Committee will consider whether and when Newco will commence an R&D Program in Field B with such Field B Compound having regard to the other R&D Programs being undertaken by Newco and the personnel resources and funding which Newco has allocated thereto. If the Management Committee determines that such Field B Compound represents a more valuable opportunity for Newco than Field A, the

         Management Committee, to the extent necessary, will re-prioritize any R&D Program(s) already commenced in Field A or proposed to be commenced by Newco in such Field.

         If the Management Committee is not satisfied with the results of the Field B Feasibility Study, no R&D Program will be commenced by Newco in respect of such Field B Compound and the Management Committee will nominate a substitute [REDACTED] for therapeutic use in Field B (the "Substitute Field B Compound") (provided that the Management Committee shall in no circumstances be entitled to nominate [REDACTED] as the Field B Compound without the prior consent in writing of Elan) which will be subject to a new Field B Feasibility Study and all other applicable provisions of this Clause 2.3.

         Prior to Newco commencing any R&D Program in Field B with the Field B Compound, or the Substitute Field B Compound, the Parties shall negotiate in good faith such amendments as are required to the Licenses and/or the Development Agreement, such as amending the provisions regulating non-competition.

         The Management Committee shall not be entitled to nominate more than one Substitute Field B Compound hereunder.

         With reference to Clause 6.3 and Clause 1 of the Funding Agreement, in the event that either Elan or Sheffield determines not to fund any amounts required for an R&D Program in Field B, but the other Party desires to fund such R&D Program in Field B, the Party desiring to continue such funding shall be entitled to enter into an agreement with Newco to obtain the relevant R&D Program in Field B from Newco and to enter into any necessary license agreements with Newco which will be negotiated in good faith with Newco and based on the then current fair market value of such R&D Program in Field B and other customary terms.

2.4      Nomination procedures in Field C

         As provided in Clause 2.2 of the Elan License Agreement, on the date which is [REDACTED] days following the Effective Date, or such extended date as may be agreed in writing by Elan and Newco, Elan shall, at its sole discretion, be entitled forthwith to terminate the license to Newco described in Clause 2.1.3 of the Elan License, upon notice in writing to Newco, in the event that Newco has not, prior to such date, executed a written sub-license with Zambon for the development by Newco of the Field C Formulation in Field C.

         Prior to the execution by Newco of the written sub-license with Zambon, as described herein, within the period specified herein, the Management Committee will consider whether and when Newco will commence an R&D Program in Field C having regard to the other R&D Programs being undertaken by Newco and the personnel resources which Newco has allocated thereto and the funding available from Zambon for such proposed R&D Program.

         If Newco commences an R&D Program in Field C with the Field C Compound under this Clause 2.4 and such R&D Program is subsequently terminated by the Management Committee within one year of commencement because the Field C Compound cannot be formulated in a manner suitable for delivery with the Field C Device, the Management Committee will consider the nomination of a substitute [REDACTED] in Field C (the "Substitute Field C Compound").

         After a period of 1 year following the later of the commencement date of the R&D Program commenced by Newco for the Field C Compound or the Substitute Field C Compound, on a semi-annual basis, the Management Committee will consider whether it should nominate and consider one additional [REDACTED] in Field C ("Additional Field C Compound") for an one additional R&D Program in Field C having regard to the other R&D Programs being undertaken by Newco and the personnel resources and funding which Newco has allocated thereto and the funding available from Zambon for such an additional R&D Program.

         Prior to Newco commencing any R&D Program in Field C with a Substitute Field C Compound or with an Additional Field C Compound, the Parties shall negotiate in good faith such amendments as are required to the Licenses and/or the Development Agreement, such as amending the provisions regulating non-competition and as are required to the agreement between Newco and Zambon described herein (assuming that such agreement has been executed in accordance with the provisions hereof).

                                   CLAUSE 3

                        REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Newco: Newco hereby represents and warrants to each of the Stockholders as follows, as of the date hereof:


         3.1.1 Organization: Newco is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda, and has all the requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted.

         3.1.2 Capitalization: As of the date hereof, the authorized capital stock of Newco consists of 12,000 shares of Common Stock and 12,000 shares of Preferred Stock. Prior to the date hereof, no shares of capital stock of Newco have been issued.

         3.1.3 Authorization: The execution, delivery and performance by Newco of this Agreement, including the issuance of the Shares, have been duly authorized by all requisite corporate actions; this Agreement has been duly executed and delivered by Newco and is the valid and binding obligation of Newco, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy. The Shares, when issued as contemplated hereby or in the Newco By-Laws, will be validly issued and outstanding, fully paid and non-assessable and not subject to preemptive or any other similar rights of the Stockholders or others.

         3.1.4 No Conflicts: The execution, delivery and performance by Newco of this Agreement, the issuance, sale and delivery of the Shares, and compliance with the provisions hereof by Newco, will not:

                 (i) violate any provision of applicable Bermuda law, statute, rule or regulation applicable to Newco or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Newco or any of its properties or assets;

                 (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under its charter or organizational documents or any material contract to which Newco is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on Newco; or

                 (iii) result in the creation of, any Encumbrance upon any of the properties or assets of Newco.

         3.1.5 Approvals: As of the date hereof, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by Newco. Newco has full authority to conduct its business as contemplated in the Business Plan and the Transaction Documents.

         3.1.6 Disclosure: This Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. Newco is not aware of any material contingency, event or circumstance relating to its business or prospects, which could have a material adverse effect thereon, in order for the disclosure herein relating to Newco not to be misleading in any material respect.

         3.1.7 No Business; No Liabilities: Newco has not conducted any business or incurred any liabilities or obligations prior to the date hereof, except solely in connection with its organization and formation.

         3.2 Representations and Warranties of the Stockholders: Each of the Stockholders hereby severally represents and warrants to Newco as follows as of the date hereof:

                 3.2.1 Organization: Such Stockholder is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

                 3.2.2 Authority: Such Stockholder has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action. This Agreement is the valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy.

                 3.2.3 No Conflicts: The execution, delivery and performance by such Stockholder of this Agreement, purchase of the Shares, and compliance with the provisions hereof by such Stockholder will not:

                           (i) violate any provision of applicable law, statute, rule or regulation known by and applicable to such Stockholder or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to such Stockholder or any of its properties or assets;

                           (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of such Stockholder or any material contract to which such Stockholder is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on such Stockholder; or

                           (iii) result in the creation of, any Encumbrance upon any of the properties or assets of such Stockholder.

                 3.2.4 Approvals: As of the date hereof, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by such Stockholder.

                 3.2.5 Investment Representations: Such Stockholder is sophisticated in transactions of this type and capable of evaluating the merits and risks of its investment in Newco. Such Stockholder has not been formed solely for the purpose of making this investment and such Stockholder is acquiring the Common Stock and/or Preferred Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Such

                           Stockholder understands that the Shares have not been registered under the Securities Act or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Stockholders' representations as expressed herein. Such Stockholder understands that no public market now exists for any of the Shares and that there is no assurance that a public market will ever exist for such Shares.

                                   CLAUSE 4

                           AUTHORIZATION AND CLOSING


4.1 Newco has authorized the issuance to (i) EIS of 4,776 shares of Preferred Stock and (ii) Sheffield of 12,000 shares of Common Stock and 7,224 shares of Preferred Stock, issuable as provided in Clause 4.3 hereof.

4.2 Sheffield and EIS hereby subscribe for the number of Shares set forth in Clause 4.1 and shall pay to the Newco in consideration therefor, by wire transfer of immediately available funds (to a bank account established by Newco in connection with Completion) the subscription amounts each as provided in Clause 4.4.1.

4.3 The closing (the "Closing") shall take place at the offices of Brock Silverstein LLC at 800 Third Avenue, New York, New York 10022 on the date hereof or such other places if any, as the Parties may agree and shall occur contemporaneously with the closing under the Sheffield Securities Purchase Agreement.

4.4 At the Closing, each of the Stockholders shall take or (to the extent within its powers) cause to be taken the following steps at directors and shareholder meetings of the Newco, or such other meetings or locations, as appropriate:

         4.4.1 Newco shall issue and sell to EIS, and EIS shall purchase from Newco, upon the terms and subject to the conditions set forth herein, 4,776 shares of Preferred Stock for an aggregate purchase price of $2,985,000 Newco shall issue and sell to Sheffield, and Sheffield shall purchase from Newco, upon the terms and conditions set forth herein, (i) 12,000 shares of Common Stock for an aggregate purchase price of $7,500,000 and
                  (ii) 7,224 shares of Preferred Stock for an aggregate purchase price of $4,515,000;

         4.4.2 the Parties shall execute and deliver to each other, as applicable, certificates in respect of the Common Stock and Preferred Stock described above and any other certificates, resolutions or documents which the Parties shall reasonably require;

         4.4.3.   the adoption by the Newco of Newco's By-Laws;

         4.4.4.   the appointment of Kevin Insley, Loren G. Peterson, and Thomas
                  M. Fitzgerald as Directors of Newco; and

         4.4.5. the resignation of all directors and the secretary of Newco holding office prior to the execution of this Agreement and delivery of written confirmation under seal by each Person so resigning that he has no claim or right of action against Newco and that Newco is not in any way obligated or indebted to him.

4.5      Exemption from Registration:

         The Shares will be issued under an exemption or exemptions from registration under the Securities Act. Accordingly, the certificates evidencing the Shares shall, upon issuance, contain the following legend:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF A STATE OR OTHER JURISDICTION AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES) OR ANY OTHER AVAILABLE EXCEPTION TO OR EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, TOGETHER WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

4.6. Newco shall use reasonable efforts to file any documents that require filing with the Registrar of Companies in Bermuda within the prescribed time limits. EIS and Sheffield shall provide all reasonable co-operation to Newco in relation to the matters set forth in this Clause 4.6.

4.7. In the event that EIS exercises the Exchange Right prior to the second anniversary of the Closing Date and Sheffield is required to transfer to EIS any shares of Common Stock (in addition to the shares of Preferred Stock otherwise transferable), Newco shall, immediately upon such exercise, take all necessary steps to ensure that each share to be transferred by Sheffield to EIS upon the exercise of the Exchange Right is a duly and validly issued share of Preferred Stock (including the conversion of existing shares of Common Stock held by Sheffield prior to the exercise of the Exchange Right for newly created shares of Preferred Stock for purposes of the exercise of the Exchange Right) and that EIS shall have full legal right, title and interest in and to such shares of Preferred Stock thereby exchanged. All shares of Newco capital stock transferred by Sheffield to EIS upon exercise of the Exchange Right prior to the second anniversary of the Closing Date shall be (or pursuant to this clause 4.7, shall be converted from common into) shares of Preferred Stock.


                                   CLAUSE 5

                   DIRECTORS; MANAGEMENT AND R&D COMMITTEES

5.1.     Directors:

         Prior to the exercise of the Exchange Right, the Board shall be composed of three Directors. Sheffield shall have the right to nominate two directors of Newco ("Sheffield Directors") and EIS shall have the right to nominate one Director of Newco ("EIS Director"), which Director, save as further provided herein, shall only be entitled to 15% of the votes of the Board. To the extent required by applicable Bermuda law, in the event that the EIS Director is not a resident of Bermuda, at least one of the Sheffield Directors shall be a resident of Bermuda. Sheffield may appoint one of the Sheffield Directors to be the chairman of Newco. In the event that the Exchange Right is exercised by EIS within 2 years following the Closing Date, the EIS Director shall only be entitled to 15% of the votes of the Board until the expiry of 2 years from the Closing Date.

         In the event that the Exchange Right is exercised by EIS at any time after two years following the Closing Date or upon the expiry of 2 years following the Closing Date where the Exchange Right has been exercised by EIS within 2 years following the Closing Date, each of Sheffield, and EIS shall cause the Board to be reconfigured so that an equal number of Directors are designated by EIS and Sheffield and that each of the Directors has equal voting power.

         5.1.1 If EIS removes the EIS Director, or Sheffield removes any of the Sheffield Directors, EIS or Sheffield, as the case may be, shall indemnify the other Stockholder against any claim by such removed Director arising from such removal.

         5.1.2 The Directors shall meet not less than three times in each Financial Year and Board meetings shall be held in Bermuda to the extent required pursuant to the laws of Bermuda or to ensure the sole residence of Newco in Bermuda.

         5.1.3 At any such meeting, the presence of at least one EIS Director and at least one Sheffield Director shall be required to constitute a quorum and, subject to Clause 18 hereof, the affirmative vote of a majority of the Directors present at a meeting at which such a quorum is present shall constitute an action of the Directors. In the event of any meeting being inquorate, the meeting shall be adjourned for a period of seven days. A notice shall be sent to the EIS Director(s) and the Sheffield Directors specifying the date, time and place where such adjourned meeting is to be held and reconvened.

         5.1.4 The chairman of Newco shall hold office until the first meeting of the Board after the exercise by EIS of the Exchange Right, provided that the Exchange Right is exercised by EIS at any time after two years from the date hereof. If the Exchange Right is exercised by EIS within two years from the date hereof, the chairman of Newco shall continue to hold office. If the chairman is unable to attend any meeting of the Board, the Sheffield Directors shall be entitled to appoint another Director to act as chairman in his place at the meeting. After exercise of the Exchange Right by EIS, each of EIS and Sheffield, beginning with EIS, shall have the right, exercisable alternatively, of nominating one Director to be chairman of Newco for a term of one year. If the chairman of Newco is unable to attend any meeting of the Board held after the exercise of the Exchange Right by EIS, the Directors shall be entitled to appoint another Director to act as chairman of Newco in his place at the meeting.

         5.1.5. In case of an equality of votes at a meeting of the Board, the chairman of Newco shall not be entitled to a second or casting vote. In the event of continued deadlock, the Board shall resolve the deadlock pursuant to the provisions set forth in Clause 19.

5.2      Management and R&D Committees:

         5.2.1 The Board shall appoint a management committee (the "Management Committee") to consist initially of four members, two of whom shall be nominated by Elan and two of whom shall be nominated by Sheffield, and each of whom shall be entitled to one vote, whether or not present at any Management Committee meeting. Decisions of the Management Committee shall require approval of at least one Elan nominee on the Management Committee and one Sheffield nominee on the Management Committee.

         5.2.2 Each of Elan and Sheffield shall be entitled to remove any of their nominees to the Management Committee and appoint a replacement in place of any nominees so removed. The number of members of the Management Committee may be altered if agreed to by a majority of the Directors; provided that, each of Elan and Sheffield shall be entitled to appoint an equal number of members to the Management Committee. The Management Committee shall be responsible for, inter alia, devising, implementing and reviewing strategy for the Project.

         5.2.3 The Management Committee shall appoint a research and development committee (the "R&D Committee"), which shall initially be comprised of four members, two of whom shall be nominated by Elan and two of whom shall be nominated by Sheffield, and each of whom shall have one vote, whether or not present at an R&D Committee meeting during which research and development issues are discussed. Decisions of the R&D Committee shall require approval of at least one Elan nominee on the R&D Committee and one Sheffield nominee on the R&D Committee.

         5.2.4 Each of Elan and Sheffield shall be entitled to remove any of their nominees to the R&D Committee and appoint a replacement in place of any nominees so removed. The number of members of the R&D Committee may be altered if agreed to by a majority of the Directors provided that each of Elan and Sheffield shall be entitled to appoint an equal number of members to the R&D Committee.

         5.2.5 The Management Committee shall be responsible for the preparation of the Business Plan. The Management Committee shall also be responsible for monitoring and conducting periodic reviews of Elan Intellectual Property and Sheffield Intellectual Property.

         5.2.6   The R&D Committee shall be responsible for:-
                 (i) designing that portion of the Business Plan that relates to the Project for consideration by the Management Committee;

                 (ii) establishing a joint Project team consisting of an equal number of team members from Elan and Sheffield, including one Project leader from each of Elan and Sheffield; and

                 (iii) implementing such portion of the Business Plan that relates to the Project, as approved by the Management Committee.

         5.2.7 In the event of any dispute amongst the R&D Committee, the R&D Committee shall refer such dispute to the Management Committee whose decision on the dispute shall be binding on the R&D Committee.

                 If the Management Committee cannot resolve the matter after 15 days or such other period as may be agreed by the Management Committee, the dispute will be referred to a designated senior officer of each of Elan and Sheffield, and thereafter, in the event of continued deadlock, pursuant to the deadlock provisions to be set forth in Clause 19, involving inter alia, the referral of the dispute to an expert, whose decision will be binding on the Participants. This process shall also apply to any dispute within the Management Committee.

         5.2.8 Elan and Sheffield shall permit Newco or its duly authorized representative on reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Elan or Sheffield and any other book, record, voucher, receipt or invoice relating to the calculation or the cost of the R&D Program and to the accuracy of the reports which accompanied them. Any such inspection of Elan's or Sheffield's records, as the case may be, shall be at the expense of Newco, except that if such inspection reveals an overpayment in the amount paid to Elan or Sheffield, as the case may be, for the R&D Program hereunder in any Financial Year of 5% or more of the amount due to Elan or Sheffield, as the case may be, then the expense of such inspection shall be borne solely by Elan or Sheffield, as the case may be, instead of by Newco. Any surplus over the sum properly payable by Newco to Elan or Sheffield, as the case may be, shall be paid promptly by Elan or Sheffield, as the case may be, to Newco. If such inspection reveals a deficit in the amount of the sum properly payable to Elan or Sheffield, as the case may be, by Newco, Newco shall pay the deficit to Elan or Sheffield, as the case may be.

                                   CLAUSE 6

                         THE BUSINESS PLAN AND REVIEWS

6.1 The Directors shall meet together as soon as reasonably practicable after the Closing Date hereof and shall agree upon and approve the Business Plan for the current Financial Year within 90 days of the Closing Date.

6.2. The Business Plan shall be reviewed and mutually agreed to by the unanimous approval of the EIS Director and the Sheffield Directors on a semi-annual basis.

6.3. Neither Participant shall be obliged to provide funding to Newco in the absence of the semi-annual approval of the Business Plan and a determination by each Participant, in its sole discretion, that Subsequent Funding (as such term is defined in the Funding Agreement) shall be provided for the development of the Products.

6.4. Future Business Plans prepared pursuant to Clause 5 shall be reviewed and mutually agreed to by the EIS Director and the Sheffield Directors.

                                   CLAUSE 7

                         RESEARCH AND DEVELOPMENT WORK

7.1 Subject to Clause 6.3, Elan and Sheffield, at Newco's request, may undertake research and development work related to the development and commercialization of the Products, at the request of Newco and as articulated in the Business Plan, in furtherance of the development and commercialization of the Products and cultivation of patent rights and know-how related to the Elan Intellectual Property, Sheffield Intellectual Property and Newco Intellectual Property.

7.2 Elan and Sheffield shall use reasonable efforts in undertaking any such research and development work undertaken for Newco hereunder to conduct such research and development work in a professional and timely manner, in accordance with relevant RHA guidelines and regulations.

7.3 The cost of such development work shall be Elan's and Sheffield's, as the case may be, fully-burdened actual costs in respect thereof, plus [REDACTED] of such costs. Research and development work that is sub-contracted by Elan or Sheffield to third party providers and/or any other materials or other services purchased from a third party provider on Newco's behalf shall be charged by Elan or Sheffield to Newco at the amount invoiced by the relevant third party provider.

                                   CLAUSE 8

                               COMMERCIALIZATION

8.1 Newco shall diligently pursue the research, development, prosecution and commercialization of the Products, as provided in the Business Plan.

8.2 Subject to Clause 2 of the Sheffield License Agreement, at any time during the development of the Products, Newco may, subject to the Licenses and Clause 8.3, license the marketing rights to the Products to one or more marketing partners, or otherwise commercialize the Products under an alternative strategy to be agreed upon by Elan and Sheffield.

8.3 Newco shall be responsible for negotiating with third Parties commercially reasonable terms (including, inter alia, royalties, milestones, fees, profit sharing, manufacturing rights, supply terms) for the rights to be granted, but shall do so under the commercial strategy agreed with Elan and Sheffield and shall keep Elan and Sheffield informed throughout the negotiation process.

                                   CLAUSE 9

                       SUBLICENSE AND ASSIGNMENT RIGHTS

9.1 Newco shall not be permitted to assign, license or sublicense any of its rights in respect of the Newco Intellectual Property without the prior written consent of Elan and Sheffield which consent will not be unreasonably withheld or delayed; provided that:

         9.1.1 Elan shall in all cases, in its sole discretion, be entitled to withhold its consent in the case of a proposed sublicense to any Technological Competitor of Elan;

         9.1.2 Sheffield shall in all cases, in its sole discretion, be entitled to withhold its consent in the case of a proposed sublicense to any Technological Competitor of Sheffield provided that for the avoidance of doubt, this Clause 9.1.2 shall not impact in any way Elan's right to grant sub-licenses of Newco Intellectual Property pursuant to Clause 12.

9.2 The Parties acknowledge and agree to be bound by the provisions of Clause 2.7 of the Elan License Agreement and the provisions of Clause
         2.7 of the Sheffield License Agreement which set forth the agreement between the Parties thereto in relation to sub-licensing of the Elan Intellectual Property and the Sheffield Intellectual Property respectively.

                                   CLAUSE 10

           OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS/NON-COMPETITION

10.1. The Parties acknowledge and agree to be bound by the provisions of Clause 3.1 of the Elan License Agreement and Clause 3.1 of the Sheffield License Agreement set forth the agreement between the parties thereto in relation to the ownership of the Elan Intellectual Property, the Sheffield Intellectual Property and the Newco Intellectual property respectively.

10.2 The Parties acknowledge and agree to be bound by the provisions of Clause 4 of the Elan License Agreement and the provisions of Clause 4 of the Sheffield License Agreement which set forth the agreement between the parties thereto in relation to the non-competition obligations of Elan and Sheffield, respectively.

                                   CLAUSE 11

                         INTELLECTUAL PROPERTY RIGHTS

11.1     Newco shall remain the owner of the Newco Intellectual Property.

         11.1.1 Each Party shall be responsible for the preparation, prosecution and maintenance of all patent applications and issued patents relating to its own intellectual property. Prior to filing for any patent protection on any Newco Intellectual Property, Newco shall inform Elan and Sheffield of its intention to do so.

         11.1.2 Upon request, Elan or Sheffield shall provide information regarding its activities set forth in 11.1.1.

11.2     Enforcement of Intellectual Property Rights; third party infringement

         11.2.1 Sheffield, Newco and Elan shall promptly inform the other in writing of any alleged infringement or unauthorized use of which it shall become aware by a third party of Newco

                  Intellectual Property, Elan Intellectual Property or Sheffield Intellectual Property, and provide such other with any available evidence of such unauthorized activity.

         11.2.2 Elan shall have the right to pursue at its own expense any enforcement activities of the Elan Intellectual Property. Sheffield shall have the right to pursue at its own expense any enforcement activities of the Sheffield Intellectual Property. Both Elan and Sheffield agree to reasonably co-operate with each other in any such action. Any expenses borne by the co-operating party shall be reimbursed by the enforcing party. Should either Elan or Sheffield decide not to enforce the Elan Intellectual Property or the Sheffield Intellectual Property as the case may be within the Combined Fields, Newco may do so at its expense and for its own benefit, and the parties will reasonably co-operate with such action. If an enforcement action is successful, the Party taking such enforcement action shall be entitled to any proceeds recovered.

11.3     Infringement of third party patents

         11.3.1 In the event that a claim or proceeding is brought against Newco by a third party alleging that the manufacture, use, offer for sale, sale or other activity relating to any of the Products constitute an unauthorized use of an intellectual property right owned by such a third party in the Territory, Newco shall promptly advise Elan and Sheffield of such threat or suit.

         11.3.2 Newco shall indemnify, defend and hold Elan and Sheffield harmless against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings directed to Products; provided that Elan or Sheffield shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent of Newco, not to be unreasonably withheld or delayed. At its option, in the event the claim is directed primarily to Compounds, Elan may elect to take over the conduct of such proceedings from Newco, or in the event the claim is directed primarily at Sheffield Devices, Sheffield may elect to take over the conduct of such proceedings from Newco; provided that Newco's indemnification obligations shall continue; the costs of defending such claim shall be borne by the Party assuming control over such proceedings; and Elan or Sheffield shall not compromise or settle any such claim or proceeding without the prior written consent of Newco, not to be unreasonably withheld or delayed.

                                   CLAUSE 12

       CROSS-LICENSES/EXPLOITATION OF PRODUCTS OUTSIDE FIELDS A, B AND C

12.1 Solely for the purpose of and insofar as is necessary, in each case, for Elan to perform its obligations under the Elan License Agreement, Newco shall grant to Elan a non-exclusive, worldwide, royalty-free, fully paid-up license for the term of the License Agreements:

         12.1.1 to use the Newco Intellectual Property in the Combined Fields, and

         12.1.2 subject to the terms and conditions of the Sheffield License Agreement, a sublicense to use the Sheffield Intellectual Property in the Combined Fields.

12.2 Solely for the purpose of and insofar as is necessary, in each case, for Sheffield to perform its obligations under the Sheffield License Agreement, Newco shall grant to Sheffield a non-exclusive, worldwide, royalty-free, fully paid-up license for the term of the Licenses:

         12.2.1 to use the Newco Intellectual Property in the Combined Fields, and

         12.2.2 subject to the terms and conditions of the Elan License Agreement, a sublicense to use the Elan Intellectual Property in the Combined Fields.

12.3 Elan shall be entitled to exploit the Newco Intellectual Property in Field B and/or Field C outside Field B and/or Field C respectively subject to the Parties negotiating a license agreement in good faith (including all material provisions thereof, including as to whether the license should be exclusive or non-exclusive), pursuant to which Newco will grant Elan a license under the Newco Intellectual Property in Field B and/or Field C outside Field B and/or Field C respectively on a Product by Product basis. The financial terms of the said license agreement shall have regard, inter alia, to:

         12.3.1 the amount of monies expended by Newco in developing the Newco Intellectual Property;

         12.3.2 the materiality of the Newco Intellectual Property in Field B and/or Field C by comparison to the further research and development work to be conducted, and of the Elan Intellectual Property and the Sheffield Intellectual Property; and

         12.3.3 the financial return likely to be earned by Elan from the proposed exploitation outside Field B and/or Field C; and

         12.3.4 the impact of the proposed exploitation of the Newco Intellectual Property in Field B and/or Field C outside Field B and/or Field C respectively on the exploitation of the Newco Intellectual Property in Field B and/or Field C within Field B and/or Field C respectively.

12.4 Sheffield shall be entitled to exploit the Newco Intellectual Property in Field B and/or Field C outside Field B and/or Field C respectively subject to the Parties negotiating a license agreement in good faith (including all material provisions thereof, including as to whether the license should be exclusive or non-exclusive), pursuant to which Newco will grant Sheffield a license under the Newco Intellectual Property outside Field B and/or Field C respectively on a Product by Product basis. The financial terms of the said license agreement shall have regard, inter alia, to:

         12.4.1 the amount of monies expended by Newco in developing the Newco Intellectual Property;

         12.4.2 the materiality of the Newco Intellectual Property in Field B and/or Field C by comparison to the further research and development work to be conducted, and of the Elan Intellectual Property and the Sheffield Intellectual Property; and

         12.4.3 the financial return likely to be earned by Sheffield from the proposed exploitation of outside Field B and/or Field C; and

         12.4.4 the impact of the proposed exploitation of the Newco Intellectual Property in Field B and/or Field C outside Field B and/or Field C respectively on the exploitation of the Newco Intellectual Property in Field B and/or Field C within Field B and/or Field C respectively.

12.5 Newco hereby grants to Elan a worldwide, perpetual, fully-paid and royalty-free license, with the right to grant sublicenses, to the Newco Intellectual Property in Field A for use outside Field A.

                                   CLAUSE 13

                                  REGULATORY

13.1 Newco shall keep the other Parties promptly and fully advised of Newco's regulatory activities, progress and procedures. Newco shall inform the other Parties of any dealings it shall have with an RHA, and shall furnish the other Parties with copies of all correspondence relating to the Products. The Parties shall collaborate with a view to obtaining any required regulatory approval of the RHA to market the Products.

13.2 Newco shall, at its own cost, file, prosecute and maintain any and all Regulatory Applications for the Products in the Territory in accordance with the Business Plan, except where such obligations are by contract undertaken by a third party.

13.3 Subject to Clause 13.5, and subject to a determination by Newco that one or more regulatory approvals should be held in the name of Newco's commercial partner such as a sub-licensee, any and all Regulatory Approvals obtained hereunder for any Product shall be prosecuted and owned by Newco, provided that Newco shall allow Elan and Sheffield access thereto to enable Elan and Sheffield to fulfill their respective obligations and exercise their respective rights under this Agreement. Newco shall maintain such Regulatory Approvals at its own cost.

13.4 It is hereby acknowledged that there are inherent uncertainties involved in the registration of pharmaceutical products with the RHA's insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement.

13.5 The DMF (Drug Master File) relating to Formulations shall be processed by and be the property of Elan and at all times held in Elan's sole name. Elan grants Newco for Field A, Field B and Field C, a right to reference Elan's DMF, as described herein, with the FDA to the extent necessary for Newco's regulatory purposes. Elan grants Sheffield for Field B and Field C a right to reference Elan's DMF, as described herein, with the FDA to the extent necessary for Sheffield's regulatory purposes.

                                   CLAUSE 14

                                 MANUFACTURING

Elan will supply Nanocrystal Compounds to Newco at Elan's fully burdened cost plus [REDACTED] of such cost; provided, however, that Elan shall have the right to subcontract the manufacture and supply of the Nanocrystal Compounds. Elan shall have the first right to manufacture and supply, and/or subcontract the manufacture and supply of Formulations, subject to the Zambon Agreement.

Any such supply agreement shall be negotiated and agreed by the Parties not later than the date of completion of Phase II (as such term is commonly used in connection with FDA applications) of the R&D Program. The terms of the said supply agreements shall be on Elan's normal commercial terms, and shall be negotiated in good faith by the Parties thereto provided that Elan agrees that the cost which would to be invoiced by Elan to Newco in respect of such manufacture would be Elan's fully-burdened actual costs plus [REDACTED] of such costs.

If Elan does not exercise its first right hereunder to manufacture and supply, and/or subcontract the manufacture and supply of Formulations, then Newco shall be free to enter into negotiations with a third party (other than a Technological Competitor of Elan) to agree to terms upon which the third party would be licensed by Elan (on licensing terms satisfactory to Elan) and by Newco to the extent necessary (on licensing terms satisfactory to Newco) to manufacture the relevant Formulation(s) in the Territory, which terms when taken as a whole, are not more favourable to the third party than the principal terms of the last written proposal offered by Newco to Elan or by Elan to Newco, as the case may be.

                                    CLAUSE 15

                       TECHNICAL SERVICES AND ASSISTANCE

15.1 Whenever commercially and technically feasible, Newco shall contract with Sheffield or Elan, as the case may be, to perform such other services as Newco may require, other than those specifically dealt with hereunder or in the License Agreements. In determining which Party should provide such services, the Management Committee shall take into account the respective infrastructure, capabilities and experience of Elan and Sheffield. There shall be no obligation upon either of Sheffield or Elan to perform such services.

15.2 Newco shall, if the Participants so agree, conclude an administrative support agreement with Elan and/or Sheffield on such terms as the Parties thereto shall in good faith negotiate. The administrative services shall include one or more of the following administrative services as requested by Newco:

       15.2.1  accounting, financial and other services;

       15.2.2  tax services;

       15.2.3  insurance services;

       15.2.4  human resources services;

       15.2.5  legal and company secretarial services;

       15.2.6  patent and related intellectual property services; and

       15.2.7 all such other services consistent with and of the same type as those services to be provided pursuant to this Agreement, as may be required.

       The foregoing list of services shall not be deemed exhaustive and may be changed from time to time upon written request by Newco.

15.3. The Parties agree that each Party shall effect and maintain comprehensive general liability insurance in respect of all clinical trials and other activities performed by them on behalf of Newco. The Stockholders and Newco shall ensure that the industry standard insurance policies shall be in place for all activities to be carried out by Newco.

15.4 If Elan or Sheffield so requires, Sheffield or Elan, as the case may be, shall receive, at times and for periods mutually acceptable to the Parties, employees of the other Party (such employees to be acceptable to the receiving Party in the matter of qualification and competence) for instruction in respect of the Elan Intellectual Property or the Sheffield Intellectual Property, as the case may be, as necessary to further the Project.

15.5 The employees received by Elan or Sheffield, as the case may be, shall be subject to obligations of confidentiality no less stringent than those set out in Clause 22 and such employees shall observe the rules, regulations and systems adopted by the Party receiving the said employees for its own employees or visitors.

                                   CLAUSE 16

                     AUDITORS, BANKERS, REGISTERED OFFICE,
                     ACCOUNTING REFERENCE DATE; SECRETARY

Unless otherwise agreed by the Stockholders and save as may be provided to the contrary herein:

16.1 the auditors of Newco shall be Ernst & Young or as designated by the Directors;

16.2 the bankers of Newco shall be as designated by the Directors; there shall be established at a U.S. bank mutually agreed to by the parties a bank account managed by Sheffield for the benefit of Newco;

16.3 the accounting reference date of Newco shall be December 31 in each Financial Year; and

16.4 the secretary of Newco shall be I.S. Outerbridge or such other Person as may be appointed by the Directors from time to time.

                                   CLAUSE 17

                             TRANSFERS OF SHARES;
                    RIGHT OF FIRST OFFER; TAG ALONG RIGHTS

General:

17.1. No Stockholder shall, directly or indirectly, sell or otherwise transfer (each, a "Transfer") any Shares held by it except in as expressly permitted by and accordance with the terms of this Agreement. Newco shall not, and shall not permit any transfer agent or registrar for any Shares to, transfer upon the books of Newco any Shares from any Stockholder to any transferee, in any manner, except in accordance with this Agreement, and any purported transfer not in compliance with this Agreement shall be void.

       During the Research and Development Term, no Stockholder shall, directly or indirectly, sell or otherwise Transfer any of its legal and/or beneficial interest in the Shares held by it to any other Person. After completion of the Research and Development Term, a Stockholder may Transfer Shares provided such Stockholder complies with the provisions of Clauses 17.2 and 17.3.

       Notwithstanding anything contained herein to the contrary (i) at all times, EIS and/or Sheffield shall have the right to Transfer any Shares to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties and (ii) Sheffield may not Transfer or allow any Encumbrance in, or to, any Shares that are subject to the Exchange Right, other than to EIS or its Affiliates. EIS shall have the right to Transfer any Shares to an affiliate; provided, that such Affiliates shall agree to be expressly subject to and bound by all the limitations and provisions which are embodied in this Agreement.

17.2 No Stockholder shall, except with the prior written consent of the other Stockholder, create or permit to subsist any pledge, lien or charge over, or grant any option or other rights or Encumbrance in, or to, all or any of the Shares held by it (other than by a Transfer of such Shares in accordance with the provisions of this Agreement) made by it to Newco unless any Person in whose favour any such pledge, lien, or charge is created or permitted to subsist or such option or rights are granted or such interest is disposed of shall be expressly subject to and bound by all the limitations and provisions which are embodied in this Agreement.

17.3   Rights of First Offer:

       If, at any time after the end of the Research and Development Term, a Stockholder shall desire to Transfer any Shares owned by it (a "Selling Stockholder"), in any transaction or series of related transactions other than a Transfer to an Affiliate or subsidiary or in the case of EIS permitted by the Agreement to a special purpose financing or similar entity established by EIS, then such Selling Stockholder shall deliver prior written notice of its desire to Transfer (a "Notice of Intention")
       (i) to Newco and (ii) to the Stockholders who are not the Selling Stockholder (and any transferee thereof permitted hereunder, if any), as applicable, setting forth such Selling Stockholder's desire to make such Transfer, the number of Shares proposed to be transferred (the "Offered Shares") and the proposed form of transaction (the "Transaction Proposal"), together with any available documentation relating thereto, if any, and the consideration to be paid and the terms and conditions, at which such Selling Stockholder proposes to Transfer the Offered Shares (the "Offer Price"). The "Right of First Offer" provided for in this Clause 17 shall be subject to any "Tag Along Right" benefiting a Stockholder which may be provided for by Clause 17, subject to the exceptions set forth therein. Upon receipt of the Notice of Intention, the Stockholders who are not the Selling Stockholder shall have the right to purchase at the Offer Price the Offered Shares, exercisable by the delivery of notice to the Selling Stockholder (the "Notice of Exercise"), with a copy to Newco, within 10 business days from the date of receipt of the Notice of Intention. If no such Notice of Exercise has been delivered by the Stockholders who are not the Selling Stockholder within such 10-business day period, or such Notice of Exercise does not relate to all of the Offered Shares covered by the Notice of Intention, then the Selling Stockholder shall be entitled to Transfer all of the Offered Shares to the intended transferee. In the event that all of the Offered Shares are not purchased by the non-selling Stockholders, the Selling Stockholder shall sell the available Offered Shares within 30 days after the delivery of such Notice of Intention on terms no more favorable to a third party than those presented to the non-selling

       Stockholders. If such sale does not occur, the Offered Shares shall again be subject to the Right of First Refusal set forth in Clause 17.3.

       In the event that any of the Stockholders who are not the Selling Stockholder exercise their right to purchase all of the Offered Shares (in accordance with this Clause 17), then the Selling Stockholder shall sell all of the Offered Shares to such Stockholder(s), in the amounts set forth in the Notice of Intention, after not less than 20 business days and not more than 30 business days from the date of the delivery of the Notice of Exercise. In the event that more than one of the Stockholders who are not the Selling Stockholders wish to purchase the Offered Shares, the Offered Shares shall be allocated to such Stockholders on the basis of their pro rata equity interests in Newco, taken as a whole.

       The rights and obligations of each of the Stockholders pursuant to the Right of First Offer provided herein shall terminate upon the date that the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act.

       At the closing of the purchase of all of the Offered Shares by the Stockholders who are not the Selling Stockholder (scheduled in accordance with Clause 17), the Selling Stockholder shall deliver certificates evidencing the Offered Shares being sold, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Stockholders who are not the Selling Stockholder, duly executed by the Selling Stockholder, free and clear of any adverse claims, against payment of the purchase price therefor in cash, and such other customary documents as shall be necessary in connection therewith.

17.4   Tag Along Rights:

       Subject to Clause 17.3, a Stockholder (the "Transferring Stockholder") shall not Transfer (either directly or indirectly), in any one transaction or series of related transactions, to any Person or group of Persons, any Shares, unless the terms and conditions of such Transfer shall include an offer to the other Stockholders (the "Remaining Stockholders"), to sell Shares at the same price and on the same terms and conditions as the Transferring Stockholder has agreed to sell its Shares (the "Tag Along Right").

       In the event a Transferring Stockholder proposes to Transfer any Shares in a transaction subject to this Clause 17.4, it shall notify, or cause to be notified, the Remaining Stockholders in writing of each such proposed Transfer. Such notice shall set forth: (i) the name of the transferee and the amount of Shares proposed to be transferred, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the transferee (the "Transferee Terms") and (iii) that the transferee has been informed of the Tag Along Right provided for in this Clause 17, if such right is applicable, and the total number of Shares the transferee has agreed to purchase from the Stockholders in accordance with the terms hereof.

       The Tag Along Right may be exercised by each of the Remaining Stockholders by delivery of a written notice to the Transferring Stockholder (the "Co-sale Notice") within 20 business days following receipt of the notice specified in the preceding subsection. The Co-sale Notice shall state the number of Shares owned by such Remaining Stockholder which the Remaining Stockholder wishes to include in such Transfer; provided, however, that without the written consent of the Transferring Stockholder, the amount of such securities belonging to the Remaining Stockholder included in such Transfer may not be greater than such Remaining Stockholder's percentage beneficial ownership of Fully Diluted Common Stock multiplied by the total number of shares of Fully Diluted Common Stock to be sold by both the Transferring Stockholder and all Remaining Stockholders. Upon receipt of a Co-sale Notice, the Transferring Stockholder shall be obligated to transfer at least the entire number of Shares set forth in the Co-sale Notice to the transferee on the Transferee Terms; provided, however, that the Transferring Stockholder shall not consummate the purchase and sale of any Shares hereunder if the transferee does not purchase all such Shares specified in all Co-sale Notices. If no Co-sale Notice has been delivered to the Transferring Stockholder prior to the expiration of the 20 business day period referred to above and if the provisions of this Section have been complied with in all respects, the Transferring Stockholder shall have the right for a 45-day period to Transfer Shares to the transferee on the Transferee Terms without further notice to any other party, but after such 45-day period, no such Transfer may be made without again giving notice to the Remaining Stockholders of the proposed Transfer and complying with the requirements of this Clause 17. At the closing of any Transfer of Shares subject to this Clause 17, the Transferring Stockholder, and the Remaining Stockholder, in the event such Tag Along Right is exercised, shall deliver certificates evidencing such securities as have been Transferred by each, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the transferee, free and clear of any adverse claim, against payment of the purchase price therefor. Notwithstanding the foregoing, this Clause 17 shall not apply to any sale of Common Stock pursuant to an effective registration statement under the Securities Act in a bona fide public offering.

                                   CLAUSE 18

                   MATTERS REQUIRING PARTICIPANTS' APPROVAL

18.1 Subject to the provisions of Clause 18.2, in consideration of Sheffield and Elan agreeing to enter into the License Agreements, the Parties hereby agree that Newco shall not without the prior approval of the EIS Director and the Sheffield Directors:

       18.1.1. make a material Newco determination outside the ordinary course of business, including, among other things, acquisitions or dispositions of intellectual property and licenses or sublicenses, changes in the Business or the Newco budget; entry into joint ventures and similar arrangements as they relate to the Licensed Technologies and changes to the Business Plan as they relate to the Licensed Technologies;

       18.1.2. issue any unissued Shares or unissued Common Stock Equivalents, or create, authorize or issue any new shares (including a split of the Shares) or Common Stock Equivalents, except as expressly permitted by the Newco By-Laws in effect as of the date hereof;

       18.1.3. alter any rights attaching to any class of share in the capital of Newco or alter the Newco By-Laws;

       18.1.4. consolidate, sub-divide or convert any of Newco's share capital or in any way alter the rights attaching thereto;

       18.1.5.  dispose of all or substantially all of the assets of Newco;

       18.1.6. do or permit or suffer to be done any act or thing whereby Newco may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Agreement;

       18.1.7. enter into any contract or transaction except in the ordinary and proper course of the Business on arm's length terms;

       18.1.8. license or sub-license any of the Elan Intellectual Property, Sheffield Intellectual Property, Newco Intellectual Property;

       18.1.9. amend or vary the terms of the Sheffield License Agreement or the Elan License Agreement;

       18.1.10. permit a person other than Newco to own a regulatory approval relating to the Product(s);

       18.1.11. approve, amend or vary the Business Plan or the Newco budget;
                and

       18.1.12. alter the number of Directors.

                                   CLAUSE 19

                                   DISPUTES

19.1 Should any dispute or difference arise between Elan and Sheffield, or between Elan or Sheffield and Newco, during the period that this Agreement is in force, other than a dispute or difference relating to (i) the interpretation of any provision of this Agreement, (ii) the interpretation or application of law, or (iii) the ownership of any intellectual property, then any Party may forthwith give notice to the other Parties that it wishes such dispute or difference to be referred to the Chief Executive Officer of Sheffield and the President of Elan Pharmaceutical Technology, a division of Elan Corporation, Plc ("EPT").

19.2 In any event of a notice being served in accordance with Clause 19.1, each of the Participants shall within 14 days of the service of such notice prepare and circulate to the chief executive officer of each Participant a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by the chief executive officers of the Participants who shall endeavor to resolve the dispute. If the chief executive officers of the Participants agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement. The Participants agree that they shall exercise the voting rights and other powers available to them in relation to Newco to procure that the agreed terms are fully and promptly carried into effect.

19.3 In the event the chief executive officers of the Participants are unable to resolve a dispute or difference when it is referred to them under Clause 19.1 which relates to the interpretation of this Agreement or any other Transaction Document or the compliance of the Parties with their legal obligations thereunder, such dispute or difference shall be referred to arbitration in accordance with Clause 24.8.3 hereof. If the dispute or difference does not relate to the interpretation of this Agreement or any other Transaction Document or the compliance of the Parties with their legal obligations thereunder, the provisions of Clause
       24.8.2 shall govern.

                                   CLAUSE 20

                                  TERMINATION

20.1   This Agreement shall govern the operation and existence of Newco until
       20.1.1 terminated by written agreement of all Parties hereto or 20.1.2 otherwise terminated in accordance with this Clause 20.

20.2 For the purpose of this Clause 20, a "Relevant Event" is committed or suffered by a Participant if:

       20.2.1 it commits a material breach of its obligations under this Agreement or the applicable License and fails to remedy it within 60 days of being specifically required in writing to do so by the other Participant; provided, however, that if the breaching Participant has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be rectified;

       20.2.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against substantially all of its assets which is not discharged or challenged within 30 days;

       20.2.3  it is unable to pay its debts in the normal course of business;

       20.2.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Participant (such consent not to be unreasonably withheld);

       20.2.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Participant or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland;

       20.2.6 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Participant applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of a Participant are for any reason seized, confiscated or condemned.

       20.4 If either Participant commits or suffers a Relevant Event, the other Participant shall be entitled, within three months of the occurrence of the Relevant Event, to require the defaulting Participant (the "Recipient Participant") to sell on reasonable terms of payment to the non-defaulting Participant (the "Proposing Participant") all (but not some only) of the Shares, held or beneficially owned by the Recipient Participant for an amount equal to 90% of the fair market value of the Shares of the Recipient Participant (the "Buyout Option").

       20.5 The Proposing Participant shall notify the Recipient Participant of the exercise of the Buyout Option, no later than 30 business days prior to the proposed exercise thereof, by delivering written notice to the Recipient Participant stating that the Buyout Option is exercised and the price at which the Proposing Participant is willing to purchase the Shares of the Recipient Participant.

       20.6 In the event that the Participants do not agree upon a purchase price for the Shares within five Business Days following the receipt by the Recipient Participant of written notice from the Proposing Participant pursuant to Clause 20.5 above, the Proposing Participant may contact the American Arbitration Association ("AAA"), sitting in New York City and request that an independent US-based arbitrator who is expert in the pharmaceutical/biotechnology industry be appointed within 10 Business Days. The AAA shall endeavor to select an arbitrator who is technically knowledgeable in the pharmaceutical/biotechnology industry

       (and who directly and through his affiliates, has no business relationship with, or shareholding in, either the Proposing Participant or the Recipient Participant). Promptly upon being notified of the arbitrator's appointment, the Proposing Participant and the Recipient Participant shall submit to the arbitrator details of their assessment of the fair market value for the Shares of the Recipient Participant together with such information as they think necessary to validate their assessment. The arbitrator shall notify the Recipient Participant of 90% of the fair market value assessed by the Proposing Participant (the "Proposing Participant Price") and shall notify the Proposing Participant of 90% of the fair market value assessed by the Recipient Participant (the "Recipient Participant Price"). The Proposing Participant and the Recipient Participant shall then be entitled to make further submissions to the arbitrator within five Business Days explaining why the Recipient Participant Price or the Proposing Participant Price, as the case may be, is unjustified. The arbitrator shall thereafter meet with the Proposing Participant and the Recipient Participant and shall thereafter choose either the Recipient Participant Price or the Proposing Participant Price (but not any other price) as the purchase price for the Shares (the "Purchase Price") on the basis of which price the Expert determines to be closer to 90% of the fair market value for the Shares of the Recipient Participant. The arbitrator shall use his best efforts to determine the Purchase Price within 30 Business Days of his appointment. The Proposing Participant and the Recipient Participant shall bear the costs of the arbitrator equally provided that the arbitrator may, in his discretion, allocate all or a portion of such costs to one Party. Any decision of the arbitrator shall be final and binding.

20.7 The Proposing Participant shall purchase the Shares of the Recipient Participant by delivery of the Purchase Price in cash no later than the 15th Business Day following determination of the Purchase Price by the Expert.

20.8 The Shares of the Recipient Participant so transferred shall be sold by the transferor as beneficial owner with effect from the date of such transfer free from any lien, charge or encumbrance with all rights and restrictions attaching thereto. If the Proposing Participant elects to purchase the Shares of the Recipient Participant, the Shares of the Recipient Participant shall be sold by the Recipient Participant as beneficial owner for a price equal to 90% of the Purchase Price with effect from the date specified by the Proposing Participant in its notice of election free from any lien, charge or encumbrance together with all rights attaching thereto.

20.9 If the Proposing Participant exercises the Buyout Option, both parties will negotiate in good faith to agree to additional reasonable provisions and/or amendments to the License Agreements to protect the intellectual property rights of the Recipient Party.

20.10 If either Participant commits a Relevant Event, the other Stockholder shall have in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' written notice.

20.11 In the event of a termination of the Elan License Agreement and/or the Sheffield License Agreement, both parties will negotiate in good faith to determine whether this Agreement should be terminated and if so, which provisions should survive termination.

20.12 The provisions of Clauses 1.1, 18, 19, 20 and 22 shall survive the termination of this Agreement under this Clause 20.10 or by mutual consent pursuant to Clause 20.1 in accordance with their terms; all other terms and provisions of this Agreement shall cease to have effect and be null and void upon the termination of this Agreement under this Clause
       20.10 or by mutual consent pursuant to Clause 20.1.

                                   CLAUSE 21

                                 SHARE RIGHTS

       The following is a summary of the terms of the capital stock of Newco. This summary does not purport to be complete and is qualified in all respects by reference to the Newco By-laws, which are hereby incorporated by reference.

       Each share of Common Stock is entitled to one vote on all matters on which the stockholders of Newco are entitled to vote. Subject to the Bermuda Companies Act of 1981 (or any successor legislation), shares of Preferred Stock shall not be entitled to vote on any matters brought before the shareholders of Newco. At any time after to the second anniversary of the date hereof each share of Preferred Stock may be converted into shares of Common Stock at a one-for-one ratio, subject to adjustment for stock splits, stock dividends and similar events. The Preferred Stock and the Common Stock rank pari passu with respect to the payment of dividends, which shall be paid to the holders thereof on a pro rata basis. Upon any liquidation, dissolution or winding up of Newco or the sale of substantially all of the assets of Newco, or the merger of Newco with and into another Person, the Preferred Stock shall rank prior to the Common Stock and the holders of Preferred Stock shall be entitled to be paid, prior to any distribution to any holders of Common Stock, an amount in cash equal the aggregate purchase price paid by the Stockholders for the Preferred Stock, pursuant to Clause 4.41 hereof.

                                   CLAUSE 22

                                CONFIDENTIALITY

22.1 The Parties and/or Newco acknowledge and agree that it may be necessary, from time to time, to disclose to each other confidential and/or proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information, relating to the Combined Fields, the Products, present or future products, the Newco Intellectual Property, the Elan Intellectual Property or the Sheffield Intellectual Property, as the case may be, methods, compounds, research projects, work in process, services, sales suppliers, customers, employees and/or business of the disclosing Party, whether in oral, written, graphic or electronic form (collectively "Confidential Information").

22.2 Any Confidential Information revealed by a Party to another Party shall be maintained as confidential and shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's rights and obligations under this Agreement, and for no other purpose. Confidential Information shall not include:

         22.2.1   information that is generally available to the public;

         22.2.2   information that is made public by the disclosing Party;

         22.2.3 information that is independently developed by the receiving Party, as evidenced by such Party's records, without the aid, application or use of the disclosing Party's Confidential Information;

         22.2.4 information that is published or otherwise becomes part of the public domain without any disclosure by the receiving Party, or on the part of the receiving Party's directors, officers, agents, representatives or employees;

         22.2.5 information that becomes available to the receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than the disclosing Party, which source did not acquire this information on a confidential basis; or

         22.2.6 information which the receiving Party is required to disclose pursuant to:

                  (i) a valid order of a court or other governmental body or any political subdivision thereof or as otherwise required by law, rule or regulation; or

                  (ii)     other requirement of law;

provided, however, that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or confidential treatment or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required; or

         22.2.7 information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its records, provided such information was not previously provided to the receiving party from a source which was under an obligation to keep such information confidential; or

         22.2.8 information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

22.3 Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise a reasonable degree of care and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party. Each Party agrees that it will, upon request of another Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by such other Party. Each Party shall promptly notify the other Parties upon discovery of any unauthorized use or disclosure of the other Parties' Confidential Information.

22.4 Notwithstanding the above, each Party may use or disclose Confidential Information disclosed to it by another Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or granting a permitted sub-license or otherwise exercising its rights hereunder; provided, that if a Party is required to make any such disclosure of the other Party's Confidential Information, other than pursuant to a confidentiality agreement, such Party shall inform the third party recipient of the terms and provisions of this Agreement and their duties hereunder and shall obtain their commitment to abide by the confidentiality provisions of this Clause 22 as a condition of releasing to the third party recipient the Confidential Information.

22.5 Any breach of this Clause 22 by any employee, representative or agent of a Party is considered a breach by the Party itself.

22.6 The provisions relating to confidentiality in this Clause 22 shall remain in effect during the Term and for a period of seven years following the termination of this Agreement.

22.7 The Parties agree that the obligations of this Clause 22 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law or in equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 22, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

                                   CLAUSE 23

                                     COSTS

22.1 Each Stockholder shall bear its own legal and other costs incurred in relation to preparing and concluding this Agreement and the Transaction Documents.

22.2 All other costs, legal fees, registration fees and other expenses relating to the transactions contemplated hereby, including the costs and expenses incurred in relation to the incorporation of Newco, shall be borne by Newco.


                                   CLAUSE 24

                                    GENERAL

24.1     Good Faith:

         Each of the Parties hereto undertakes with the others to do all things reasonably within its power that are necessary or desirable to give effect to the spirit and intent of this Agreement.

24.2     Further Assurance:

         At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

24.3     No Representation:

         Each of the Parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

24.4     Force Majeure:

         Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is caused by or results from causes beyond its reasonable control, including without limitation, acts of God, fires, strikes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or intervention of any relevant government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.

24.5     Relationship of the Parties:

         Nothing contained in this Agreement is intended or is to be construed to constitute Elan/EIS and Sheffield as partners, or Elan/EIS as an employee or agent of Sheffield, or Sheffield as an employee or agent of Elan/EIS.

         No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of another Party or to bind another Party to any contract, agreement or undertaking with any third Party.

24.6     Counterparts:

         This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

24.7     Notices:

         Any notice to be given under this Agreement shall be sent in writing by registered or recorded delivery post or reputable overnight courier such as Federal Express or telecopied to:

         Elan/EIS at:

         Lincoln House, Lincoln Place, Dublin 2, Ireland
         Attention:      Vice President & General Counsel
                         Elan Pharmaceutical Technologies,
                         a division of Elan Corporation, plc
         Telephone:      353-1-709-4000
         Fax:            353-1-709-4124

         and

         Elan International Services, Ltd.
         102 St. James Court
         Flatts, Smiths FL04
         Bermuda
         Attention:  President
         Telephone:  441-292-9169
         Fax:  441-292-2224

         Sheffield at:

         Sheffield Pharmaceuticals Inc.
         425 South Woodsmill Road
         St. Louis, MO 63017
         Attention:  President
         Telephone:  314-579-9899
         Fax:  314-579-9799

         and

         3136 Winton Road, Suite 306
         Rochester, NY 14623
         Attention:  Chairman
         Telephone:  716-292-0310
         Fax:  716-292-0522

         with a copy to:

         Daniel J. Gallagher, Esq.
         Olshan, Grundman, Frome, Rosenzweig & Wolosky LLP
         505 Park Avenue
         New York, NY 10022
         Telephone:  212-753-7200
         Fax:  212-935-1787

         Newco at:

         102 St. James Court
         Flatts, Smiths FL04
         Bermuda
         Attention:   Secretary
         Telephone:   441-292-9169
         Fax:         441-292-2224

         and to

         Clarendon House
         2 Church St.
         Hamilton, Bermuda

         or to such other address(es) as may from time to time be notified by any Party to the others hereunder.

         Any notice sent by mail shall be deemed to have been delivered within three Business Days after dispatch or delivery to the relevant courier and any notice sent by telecopy shall be deemed to have been delivered upon confirmation of receipt. Notices of change of address shall be effective upon receipt. Notices by telecopy shall also be sent by another method permitted hereunder.

24.8     Governing Law; Arbitration

         24.8.1. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         24.8.2. The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the Parties. In the event that such negotiations do not result in a mutually acceptable resolution, the Parties agree to consider other dispute resolution mechanisms including mediation.

         24.8.3 Any dispute under this Agreement which is not settled by mutual consent under Clause 24.8.2 shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Such arbitrator shall be reasonably satisfactory to each of the Parties; provided, that if the Parties are unable to agree upon the identity of such arbitrator within 15 days of demand by either Party, then either Party shall have the right to petition a presiding justice of the Supreme Court of New York, New York County, to appoint an arbitrator.

                  The arbitration shall be held in New York, New York and the arbitrator shall be an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs).

                  The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrator shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute.

                  Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.

                  The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration.

                  In rendering judgement, the arbitrator shall be instructed by the Parties that he shall be permitted to select solely from between the proposals for resolution of the relevant issue presented by each Party, and not any other proposal.

                  A disputed performance or suspended performances pending the resolution of the arbitration must be completed within 30 days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.

                  Any arbitration under this Agreement shall be completed within one year from the filing of notice of a request for such arbitration.

                  The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party.

                  The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators. Application may be made to any court having jurisdiction over the Party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.

24.9     Severability:

         If any provision in this Agreement is agreed by the Parties to be, deemed to be or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

24.10    Amendments:

         No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.

24.11    Waiver:

         No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

24.12    Assignment:

         None of the Parties shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Parties except as follows (in which case, written notice shall be delivered by the assigning Party to the other Parties):

         24.12.1 Elan, EIS and/or Sheffield shall have the right to assign their rights and obligations hereunder to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties.

         24.12.2 Elan and EIS shall have the right to assign their rights and obligations hereunder to any Affiliate. Each assignee must comply with the representations and warranties in clause 3.5 hereof.

24.13    Whole Agreement/No Effect on Other Agreements:

         This Agreement (including the Schedules attached hereto) and the Transaction Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the Transaction Documents.

         In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Newco Bye-Laws, the terms of this Agreement shall prevail, except with respect to Clause 21, in which case the terms of the Newco Bye-laws shall govern.

         No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between any of the Parties unless specifically referred to, and solely to the extent provided herein. In the event of a conflict between the provisions of this Agreement and the provisions of the License Agreements, the terms of this Agreement shall prevail unless this Agreement specifically provide otherwise.

24.14    Successors:

         This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

                                  SCHEDULE 1

                            ELAN LICENSE AGREEMENT

                                  SCHEDULE 2

                          SHEFFIELD LICENSE AGREEMENT

                                  SCHEDULE 3

                       TECHNOLOGICAL COMPETITORS OF ELAN


[REDACTED]

                                  SCHEDULE 4

                    TECHNOLOGICAL COMPETITORS OF SHEFFIELD


[REDACTED]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day first set forth above.

                                          SIGNED


                                          BY:/s/
                                             -----------------------------------
                                          for and on behalf of
                                          ELAN PHARMA INTERNATIONAL LTD.
                                          in the presence of:__________________

                                          SIGNED

                                          BY:/s/
                                             -----------------------------------
                                          for and on behalf of
                                          ELAN INTERNATIONAL SERVICES, LTD.
                                          in the presence of:__________________

                                          SIGNED

                                          BY:/s/
                                             -----------------------------------
                                          for and on behalf of
                                          SHEFFIELD PHARMACEUTICALS, INC.
                                          in the presence of:__________________

                                          SIGNED

                                          BY:/s/
                                             -----------------------------------
                                          for and on behalf of
                                          SHEFFIELD NEWCO, LTD.
                                          in the presence of:__________________